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                                                     EXHIBIT 24.1
ARTHUR ANDERSEN LLP
801 Second Avenue, Suite 800
Seattle WA 98104
(206) 623-8023







                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our reports dated April 24, 1996, except as related to Note 14 of the consolidated financial statements as to which the date is June 21, 1996, included in Registration Statement File Nos. 33-53907, 33-03199, 33-54883, 33-34511, 33-53905. It should be noted that we have not audited any financial statements of Univar Corporation subsequent to February 29, 1996 or performed any audit procedures subsequent to April 24, 1996, the date of our report, except as related to Note 14 of the consolidated financial statements as to which the date is June 21, 1996.


Arthur Andersen LLP
Seattle, Washington,
June 21, 1996


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